Exhibit 99.1

MACROMEDIA TO ACQUIRE EHELP

Adds market-leading help authoring and demonstration software to product family

SAN FRANCISCO, Oct. 22, 2003—Macromedia (Nasdaq: MACR) today announced it has entered a definitive merger agreement to acquire San Diego-based eHelp Corporation, the market leader in help authoring. eHelp’s flagship offerings include RoboHelp, the industry-standard help authoring tool, and RoboDemo, the leading Flash-based software demonstration product. By combining these solutions with the Macromedia authoring family and with business solutions such as Macromedia Breeze, developers will be able to seamlessly create and deliver the rich user assistance and tutorial content that are integral to great digital experiences. eHelp has a solid 12-year track record with good consistency in revenue growth and profit.

The transaction is valued at approximately $65 million. Under the terms of the definitive merger agreement unanimously approved by each company’s board of directors, Macromedia will acquire eHelp. The agreement provides that Macromedia shall exchange cash and stock, in amounts to be determined at the closing, for all of the outstanding capital stock and $10 million of cash of eHelp. Macromedia is also assuming outstanding eHelp options. The transaction is expected to be slightly accretive to earnings for fiscal year 2004. The transaction is subject to certain closing conditions, including regulatory approvals and the approval of eHelp shareholders. The transaction is expected to close during the December quarter. eHelp CFO Anthony Olivier and the eHelp management team will continue leading the eHelp business, as eHelp founder and chairman Jorgen Lien will retire, as previously planned. Both Macromedia and eHelp congratulate him on his years of leadership and wish him well.

“eHelp defined the help authoring space with RoboHelp and is now ushering in a new generation of demonstration software with RoboDemo. We look forward to nurturing eHelp’s thriving business and continuing this tradition of innovation,” said Rob Burgess, chairman and CEO, Macromedia. “Together, Macromedia and eHelp are uniquely positioned to make rich applications even more effective by enabling developers to seamlessly integrate Flash-based help and tutorials into their digital experiences.”

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eHelp serves a diverse customer base ranging from Fortune 500 companies such as Cisco Systems, Inc., to government agencies such as the United States Coast Guard, to large educational institutions including University of California, San Diego. The eHelp products—which enable the creation of everything from help systems to software simulations—complement Macromedia development solutions and strengthen the Company’s leadership in enabling e-learning and training solutions.

“eHelp and Macromedia share the same commitment to providing developers with the tools they need to build great experiences that satisfy and stimulate their users,” said Anthony Olivier, CFO, eHelp. “Flash is an amazingly powerful platform with unprecedented ubiquity and reach. We look forward to becoming a part of the Macromedia family.”

For more information, please visit http://www.macromedia.com/go/ehelp/. Existing eHelp customers and those interested in purchasing eHelp solutions should continue to visit eHelp at http://www.ehelp.com/ for their purchasing and support needs.

ABOUT MACROMEDIA

Experience matters. Macromedia is motivated by the belief that great experiences build great businesses. Our software empowers millions of business users, developers, and designers to create and deliver effective, compelling, and memorable experiences—on the Internet, on fixed media, on wireless, and on digital devices.

Except for the historical information contained herein, matters discussed in this news release, such as the accretive nature of the transaction, may be considered forward looking statements that involve risks and uncertainties, including those related to the risk of integrating newly acquired technologies and products, quarterly fluctuations of operating results, risks related to whether the merger closes and related integration and successful operation of the combined company, customer acceptance of new products and services and new versions of existing products, impact of competition, the risk of delay in product development and release dates, risks of product returns, the economic conditions in the domestic and significant international markets, investments in new business opportunities and the other risks detailed from time to time in the Company’s SEC reports, including without limitation its quarterly reports on Form 10-Q and its annual report on Form 10-K for the year ended March 31, 2003 as they may be updated or amended with future filings. The actual results the Company achieves may differ materially from any forward looking statements due to such risks and uncertainties.

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Macromedia, the Macromedia logo, Macromedia Flash, and Macromedia Breeze are trademarks or registered trademarks of Macromedia, Inc., which may be registered in the United States and internationally. Other product or service names mentioned herein are the trademarks of their respective owners.

Contact:

For more information, contact:

Eileen Stanley

Macromedia, Inc.

(415) 252-4035

estanley@macromedia.com

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